Exhibit 99

           First National Bancshares Inc., Reports 3rd Quarter Results



    BRADENTON, Fla.--(BUSINESS WIRE)--Oct. 13, 2005--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust, has announced earnings for the first nine months of 2005.
    Earnings for the first nine months of 2005 were $2.76 million compared to $2.20 million for the first nine months of 2004, a 25% increase.
    For the first nine months of 2005, undiluted earnings per share were $ .83 compared to $ .67 for the first nine months of 2004.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.


    CONTACT: 1st National Bank & Trust, Bradenton
             Angela O'Reilly, 941-746- 4964 Ext. 400